Exhibit 23.1

We consent to the incorporation by reference in Registration Statement No. 333-225113 on Form S-8 of our report dated February 22, 2019 relating to the financial statements of GrafTech International Ltd. appearing in this Annual Report on Form 10-K of GrafTech International Ltd. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

February 22, 2019